Exhibit 21.1

ExamWorks Group, Inc.

The following table lists the direct and indirect subsidiaries of ExamWorks Group, Inc.

Name	Jurisdiction of Incorporation or Organization

ExamWorks, Inc.	Delaware
Southwest Medical Examination Services, Inc.	Texas
Diagnostic Imaging Institute, Inc.	Texas
Pacific Billing Services, Inc.	Texas
The Ricwel Corporation	Ohio
Marquis Medical Administrators, Inc.	New York
Florida Medical Specialists, Inc.	New Jersey
CFO Medical Services, LLC	New Jersey
IME Software Solutions, LLC	Michigan
ExamWorks Review Services, LLC	Delaware
Ricwel of West Virginia, LLC	West Virginia
ExamWorks Evaluations of New York, LLC	New York
Exigere Corporation	Washington
Network Medical Review Company, Ltd.	Illinois
Network Medical Management Company, Ltd.	Illinois
Elite Physicians, Ltd.	Illinois
Insurance Appeals, Ltd.	Illinois
WorkersFirst, Inc.	Illinois
MES Group, Inc.	Michigan
Medical Evaluation Specialists, Inc.	Michigan
Medical Evaluation Specialists	California
Medical Evaluation Specialists—Massachusetts, Inc.	Massachusetts
Medical Evaluation Specialists, Inc.	Pennsylvania
MES Management Services, Inc.	New York
Lone Star Consulting Services, Inc.	Texas
DDA Management Services, LLC	New York
ExamWorks Canada, Inc.	Delaware
SOMA Medical Assessments Corp.	Ontario, Canada
Direct IME Corp.	Ontario, Canada
ExamWorks Europe, Inc.	Delaware
ExamWorks UK Ltd	England and Wales
UK Independent Medical Services Limited	England and Wales
UK Legal Funding Solutions Ltd	England and Wales
Legal Evolve Limited	England and Wales
Independent Medical Reporting (IMR) Limited	England and Wales
Independent Medical Reports Limited	England and Wales
Independent Medicals Ltd	England and Wales
Independent Medical Assessment Services Ltd	England and Wales
Independent Medical Experts Limited	England and Wales
Independent Medical Providers Ltd	England and Wales
Independent Reports Limited	England and Wales
Axis Costs Limited	England and Wales
UK Legal Imaging Services Limited	England and Wales